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                                                                   EXHIBIT 99.6

                                 GIDDINGS & LEWIS, INC.
                              1993 STOCK AND INCENTIVE PLAN

                                     AMENDMENT TO
                           RESTRICTED STOCK AWARD AGREEMENT

         This Amendment to Restricted Stock Award Agreement made as of
April 30, 1997 among the undersigned, amends that certain Restricted Stock Award Agreement, dated as of _________________ (the "Award Agreement"), among Giddings & Lewis, Inc. (the "Company") and the undersigned employee of the Company and/or one or more of its subsidiaries (the "Key Employee").

                                    WITNESSETH:

         WHEREAS, the Company maintains the Giddings & Lewis, Inc. 1993 Stock and Incentive Plan (hereinafter the "1993 Plan"); and

         WHEREAS, an award of restricted stock has been made to the Key Employee under the 1993 Plan pursuant to the Award Agreement; and

         WHEREAS, the Award Agreement provides that it may not be modified except by written consent of the parties thereto; and

         WHEREAS, the Company and the Key Employee deem it desirable to amend the Award Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

         1.    DEFINITIONS.   All capitalized terms which are not otherwise
defined herein shall have the meanings assigned such terms in the Award Agreement or the 1993 Plan, as applicable.

         2.    AMENDMENT TO THE AWARD AGREEMENT.   From and after the date
hereof, Paragraph 8(a) of the Award Agreement is hereby amended and restated in its entirety as follows:

         "(a) If there occurs prior to the Release Date a Change in Control of the Company (as defined below) the restriction of Paragraph 2 applicable to the number of shares listed opposite the "Target" earnings per share of Schedule A hereto (except for any such shares which were previously forfeited to the Company) shall terminate without action by the Committee on the date of such Change of Control of the Company and such Restricted Stock shall be free of such restrictions and except as provided in Paragraph 4 hereof, freely transferable."

         3.    MISCELLANEOUS.    (a)   Except as otherwise expressly provided
in this Amendment, all of the terms, conditions and provisions of the Award Agreement remain unaltered and are in full force and effect. The Award Agreement and this Amendment shall be read and construed as one Agreement.

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         (b)   This Amendment shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein by and between residents thereof.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and its corporate seal hereunto affixed, and the Key Employee has hereunto affixed his hand and seal, all on the day and year set forth above.

                                                GIDDINGS & LEWIS, INC.


(CORPORATE SEAL)


                                                By
                                                   ----------------------------
                                                     [Name]
                                                     [Title]


                                                -------------------------------
                                                [Name]
                                                Key Employee


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